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                              AMENDMENT TO BYLAWS
                            ADOPTED OCTOBER 19, 1994
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RESOLVED, by the Board of Directors of Washington Natural Gas Company, that the second sentence of Article III, BOARD OF DIRECTORS, Section 1. Powers, Number, Classification, Election and Filling of Vacancies of this Corporation's Bylaws is hereby amended to read as follows:

         "The Number of Directors of the Corporation shall be not more than eleven (11) nor less than three (3), and, until amendment of this Bylaw by either the Stockholders or Directors, the number of Directors shall be eight (8)."